Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EYENOVIA, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Eyenovia, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Eyenovia, Inc.

2. The Corporation’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was filed on January 29, 2018, and thereafter, Certificates of Amendment were filed on June 12, 2018, June 12, 2024 and January 31, 2025 with the Secretary of State of the State of Delaware.

3. The Corporation’s Certificate of Incorporation, as amended, is hereby amended by deleting Section 1 of the preamble in its entirety and replacing it with the following:

“The name of the corporation is Hyperion DeFi, Inc. (the “Corporation”).”

4. This Certificate of Amendment of the Certificate of Incorporation, as amended, herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. This Certificate of Amendment shall be effective on July 1, 2025 at 8:00 a.m., Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation this 30th day of June, 2025.

EYENOVIA, INC.

By:	/s/ Michael Rowe
Name:	Michael Rowe
Title:	Chief Executive Officer